Exhibit 99.2

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION ANNOUNCES ACCELERATION TO 12 OPERATED WILLISTON BASIN RIGS, CONFIRMATION OF INCREMENTAL DOWNSPACING OPPORTUNITY, SMART PAD DEVELOPMENT, MONTANA AND NORTH DAKOTA WELL RESULTS AND PROVIDES AN OPERATIONAL UPDATE
Austin, TX — February 24, 2011 — Brigham Exploration Company (NASDAQ: BEXP) announced that it will begin its acceleration to 12 operated Williston Basin rigs in 2011. Brigham also announced micro-seismic monitoring and production results that appear to support four wells per producing horizon per 1,280 acre spacing unit, or eight total Bakken and Three Forks locations per spacing unit. Brigham announced that the Swindle 16-9 #1H, its second Montana Bakken completion, produced at an early 24-hour peak flow back rate of approximately 1,065 barrels of equivalent. Brigham also announced the completion of two additional North Dakota Bakken wells at an average early 24-hour peak flow back rate of 3,513 barrels of oil equivalent. Finally, Brigham provided an update on its drilling and completion activities in the Williston Basin.
Williston Basin Activity Accelerating to 12 Operated Rigs
Brigham announced that it plans to accelerate its Williston Basin operated rig count to 12 rigs by continuing to add an incremental operated rig every 4 months after adding its planned eighth rig in May 2011. Accelerating from eight to 12 operated rigs is anticipated to increase Brigham’s drilling pace by approximately 44 gross wells per year, or approximately 29 net wells, once at the 12 operated rig level. Brigham anticipates reaching 12 operated rigs by September 2012.
Based on an accelerated level of activity in 2011, Brigham anticipates drilling approximately 66 net Williston Basin Bakken and Three Forks wells during 2011 as compared to approximately 39 net wells in 2010. Drilling capital is anticipated to be approximately $582.1 million in 2011, which incorporates a total per well cost of approximately $7.9 million plus a 10% budgeted overage.
Micro-seismic Monitoring and Early Production Supports Eight Total Wells Per 1,280 Acre Spacing Unit
Brigham announced that the interpretation of the micro-seismic data from the 18 square mile data set accumulated during the Brad Olson 9-16 #2H fracture stimulation indicates that frac wings appear to extend laterally approximately 500’ on either side of the wellbore, or 1,000’ in total, per well. Based on a one mile wide spacing unit, results from the micro-seismic monitoring appear to support development of at least four wells per producing horizon per 1,280 acre spacing unit, or approximately eight total Bakken and Three Forks wells per spacing unit.

Based on the increased density drilling opportunity, Brigham estimates that its de-risked drilling inventory in its Ross / Parshall / Austin and Rough Rider project areas has increased from 590 total net locations to approximately 782 total net locations.
Smart Pad Development
Brigham announced that it has initiated utilization of smart pad development in its Rough Rider and Ross project areas. Smart pad development can be implemented either by drilling multiple wells from the same location in a single spacing unit or by drilling stacked 1,280 acre spacing units, one to the north and one to the south, and drilling multiple wells in both spacing units from the same location. Smart pad development, once fully implemented, is anticipated to save approximately 10% to 20% per well on drilling and completion capital expenditures. Furthermore, smart pads are expected to reduce surface footprints and allow for consolidation of equipment and services into centralized facilities.
Drilling efficiencies are achieved by minimizing rig mobilization and demobilization times by placing wellbores in close proximity, which allows rigs to be moved without complete disassembly. Alternatively, “walking rigs”, or rigs that can move short distances from wellhead to wellhead, also minimize rig related move time. To gain these additional advantages, Brigham has ordered two PACE “B” Series walking rigs from Nabors Drilling USA, LP (an operating unit of Nabors Industries, Ltd, NYSE: NBR) and expects to begin drilling operations with these rigs late in 2011 or early in 2012. Drilling efficiencies are also achieved by simultaneously drilling the same segment of multiple wellbores, which minimizes the amount of time spent laying down drill pipe and changing mud systems.
Completion efficiencies are achieved via the simultaneous fracture stimulation of wells in close proximity. While one well is fracing, the other well is undergoing perf and plug wire line procedures. Completion crews then alternate the fracing and wire line work between wells. Brigham has just completed its first simultaneous fracture stimulation in Ross with the Sorenson 29-32 #2H and the Cvancara 20-17 #1H. Based on initial results, it appears that approximately nine to 11 stages can be completed per day with simultaneous stimulation versus 6 stages per day while independently fracing wells.
In total, Brigham’s large and concentrated acreage positions in Rough Rider and Ross provide approximately 188 operated 1,280 acre spacing units for potential smart pad development, where the company could drill as many as 1,504 gross wells. Brigham estimates that 112 of these spacing units are stacked units (two 1,280 acre spacing units that adjoin each other end to end), which provides additional drilling and completion efficiencies. Current 2011 drilling plans include 26 stacked units to be drilled in Rough Rider and Ross.
Montana Bakken Completion Results / Update
Brigham announced that the Swindle 16-9 #1H, which is located in Roosevelt County, produced approximately 1,065 barrels of oil equivalent during its early 24-hour peak flow back period. The well was completed with 19 fracture stimulation stages as the liner with swell packers did not reach total depth. Approximately 3,200’ of the outermost wellbore was completed with a single open hole fracture stimulation.

Brigham is currently in the process of fracture stimulating the Johnson 30-19 #1H, which is located in Richland County, with 30 fracture stimulation stages after successfully running the liner to bottom. Also in Richland County, Brigham is in the process of recompleting the Voss 21-11H, which was purchased from another operator who drilled and completed it in August 2007 with a single fracture stimulation. The old liner was successfully removed from the wellbore and Brigham is in the process of cleaning out the entirety of the wellbore in preparation of running a liner with swell packers in order to stimulate the well with 28 stages.
Brigham is in the process of drilling the Beck 15-10 #1H in Roosevelt County. The Beck 15-10 #1H is located approximately five miles north of the Rogney 17-8 #1H, which was completed in August 2010.
Williston Basin Operated North Dakota Well Result Update
Brigham has now completed 51 consecutive long lateral high frac stage wells in North Dakota with an average early 24-hour peak flow back rate of approximately 2,858 barrels of oil equivalent per day. The following table updates Brigham’s North Dakota long lateral, high frac stage well results:

					Early 24-Hour Peak Flow Back Rate
							Barrels of
				Working	Crude	Natural	Oil
Well	County, State	Objective	Stages	Interest	Oil (1)	Gas (2)	Equivalent (3)
Knoshaug 14-11 #1H	Williams, ND	Bakken	36	50%	3,761	4.09	4,443
Gibbins 1-12 #1H	McKenzie, ND	Bakken	33	55%	2,305	1.66	2,582

Average							3,513

(1)	Barrels of crude oil.

(2)	Millions of cubic feet of natural gas (MMcf).

(3)	Converted to barrels of oil equivalent using the ratio of six Mcf of natural gas per barrel of crude oil.
Williston Basin Operated Drilling and Completion Update
Brigham’s accelerated development of its acreage in North Dakota and Montana is proceeding with four operated rigs drilling in Rough Rider, two operated rigs drilling in Ross and the aforementioned operated rig drilling in Roosevelt County, Montana. Brigham’s eighth and ninth operated rigs are currently expected to arrive in May and September 2011, respectively.
Brigham currently has two wells flowing back, two wells fracing and 12 wells waiting on completion.
By mid-April, Brigham expects to add additional fracture stimulation capacity thereby providing access to two fully dedicated frac crews focused on completing Brigham operated horizontal wells in the basin. At that time, Brigham estimates that a minimum of eight wells per month will be fracture stimulated and brought on line to production due to the efficiencies gained by simultaneous stimulations.

Year-End 2010 Proved Reserves
As previously announced, Brigham increased its proved reserves by 141% to 66.8 million barrels of equivalent. Proved reserves were 78% crude oil and were 35% proved developed. During the year, Brigham drilled 44 net wells, 39 of which were located in the Williston Basin. At year-end 2010, approximately 58 net proved developed and 96 net proved undeveloped locations were booked in the Williston Basin, representing approximately 7% and 12% of Brigham’s total available de-risked inventory of locations based on four well spacing per producing horizon. Revisions included approximately 0.8 million barrels of oil equivalent in conventional natural gas reserves that were removed from proved reserves as they were unlikely to be drilled within the five year development window required under SEC rules.
Brigham’s reserve reconciliation is provided in the table below:

Equivalent
Reserves
(MMBoe)
2010 Beginning Proved Reserves	27.7
Extensions, discoveries & other additions	39.1
Revisions of prior estimates	3.4
Purchases of minerals-in-place	0.2
Sale of minerals-in-place	(0.6)
Production	(3.0)

2010 Ending Proved Reserves	66.8

During 2010, Brigham spent approximately $280.1 million on drilling capital and $112.2 million on land. Proved drilling and land finding and development costs for 2010 based on additions and revisions were $9.23 per barrel of oil equivalent. Proved developed finding costs based on the aforementioned drilling capital and excluding purchases were estimated to be approximately $16.75 per barrel of oil equivalent. Brigham’s operated Bakken / Three Forks proved developed finding costs were estimated to be $15.57 per barrel of oil equivalent versus $25.83 per barrel of oil equivalent for non-operated volumes.
Management Comments
Bud Brigham, the Chairman, President and CEO, commented, “We’re very excited to announce the acceleration of our operated activity in the Williston Basin to 12 rigs. Our highly skilled and innovative staff has successfully and seamlessly executed our current acceleration and I believe we will continue with the successful and seamless integration of the four additional rigs contemplated with our ramp up to 12 rigs.”

Bud Brigham continued, “Our staff is continuing to innovate and has focused attention on the capital cost side of the return equation given the 782 total net de-risked locations we have to drill in our Ross and Rough Rider project areas. In my opinion, the utilization of smart pad drilling will clearly enhance returns via reduced costs but will also make utilization of our service provider crews more efficient. For example, we should, with the implementation of simultaneous fracture stimulations, be able to complete additional wells with the same number of dedicated frac crews. As we’ve de-risked vast areas of acreage, we are moving into full scale development mode in these areas. Our team is and will continue to work diligently towards beginning to capture and quantify those efficiencies in 2011.”
Bud Brigham continued, “We continue to work towards de-risking our Montana acreage with the drilling and completion of additional wells in both Roosevelt and Richland Counties. We believe the Swindle 16-9 #1H had a good outcome given the issues encountered while attempting to run our liner to bottom. We are currently fracing the Johnson 30-19 #1H, recompleting the Voss 20-11H and drilling the Beck 15-10 #1H. Furthermore, industry activity is accelerating in Eastern Montana as operators secure additional acreage and begin to drill wells.”
Bud Brigham concluded, “Our numerous opportunities to improve returns by enhancing recoveries and reducing costs will be exciting initiatives in 2011. Our record 2010 reserve additions announced earlier this year already created positive operational momentum for a strong 2011. We look forward to updating our stockholders on our numerous initiatives and catalysts as we move through the remainder of 2011.”
About Brigham Exploration
Brigham Exploration Company is an independent exploration, development and production company that utilizes advanced exploration, drilling and completion technologies to systematically explore for, develop and produce domestic onshore oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.
Forward-Looking Statement Disclosure
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements early initial production rates which decline steeply over the early life of wells, particularly our Williston basin horizontal wells for which we estimate the average monthly production rates may decline by approximately 70% in the first twelve months of production, our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Director of Finance and Investor Relations
(512) 427-3300